UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANYON COPPER CORP.
(Exact name of Registrant as specified in its charter)

BRITISH COLUMBIA
(State or other jurisdiction of incorporation or organization)

1000
(Primary Standard Industrial Classification Code Number)

88-0452792
(I.R.S. Employer Identification Number)

Suite 408, 1199 West Pender Street
Vancouver, BC V6E 2R1 Tel:
(604) 331-9326
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200, Las Vegas, NV 89123
Tel: (702) 990-8405
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
NORTHWEST LAW GROUP
Suite 704, 595 Howe Street, Vancouver, BC V6C 2T5
Tel: (604) 687-5792

Not Applicable. Termination of Registration Statement and Deregistration of Related Securities.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1, as amended, which was originally filed on August 15, 2011 (File No. 333-176303) (the “Registration Statement”) to register the resale of 9,897,554 shares of common stock, $0.00001 par value per share, (the “Common Stock”) of Canyon Copper Corp. (the “Registrant”), including up to 3,234,260 shares of Common Stock issuable upon exercise of share purchase warrants (the “Warrants”), 129,844 shares of Common Stock issuable upon exercise of an option (the “Agent’s Option”) issued by the Registrant, and 64,922 shares issuable upon exercise of warrants (the “Agent’s Warrants”) underlying the Agent’s Option.

On October 25, 2012, the Registrant filed a Post-Effective Amendment No. 1 to the Registration Statement pursuant to the undertakings of Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement as required by Section 10(a)(3) of the Securities Act of 1933. The Post-Effective Amendment No.1 covered the resale of only 8,633,429 shares of Common Stock because certain of the selling security holders named in the original Registration Statement sold 1,264,125 shares of Common Stock.

Subsequent to the filing of the Post-Effective Amendment No. 1 to the Registration Statement, all of the Warrants, the Agent’s Option and the Agent’s Warrants have expired.

The Registrant seeks to deregister all shares of Common Stock that remain unsold under the Registration Statement because the Registrant intends to deregister the Common Stock under the Securities Exchange Act of 1934, as amended. Consequently, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant that are registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada, on June 6, 2013.

CANYON COPPER CORP.

By:	/s/ Benjamin Ainsworth
BENJAMIN AINSWORTH
Chief Executive Officer, President and Secretary
Director
(Principal Executive Officer)
Date: June 6, 2013

By:	/s/ Kurt Bordian
KURT BORDIAN
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting
Officer)
Date: June 6, 2013

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer, President,
/s/ Benjamin Ainsworth	Secretary and Director	June 6, 2013
BENJAMIN AINSWORTH	(Principal Executive Officer)

Chief Financial Officer and Treasurer
/s/ Kurt Bordian	(Principal Financial Officer and Principal	June 6, 2013
KURT BORDIAN	Accounting Officer)

/s/ John Kerr		June 6, 2013
JOHN KERR	Director

/s/ James E. Yates		June 6, 2013
JAMES E. YATES	Director